EXHIBIT 99.1

Earnings Press Release dated April 16, 2009

N E W S    R E L E A S E

INVESTOR CONTACT:	Jared Shaw
Investor Relations
203.338.4130
jared.shaw@peoples.com

MEDIA CONTACT:	Brent DiGiorgio
Corporate Communications
203.338.3135
brent.digiorgio@peoples.com

FOR IMMEDIATE RELEASE

APRIL 16, 2009

PEOPLE’S UNITED FINANCIAL REPORTS FIRST QUARTER EARNINGS OF $27 MILLION OR $0.08 PER SHARE AND INCREASES DIVIDEND

BRIDGEPORT, CT. – People’s United Financial, Inc. (NASDAQ: PBCT) today announced net income of $26.7 million, or $0.08 per share, for the first quarter of 2009, compared to $15.1 million, or $0.05 per share, for the first quarter of 2008. The company’s Board of Directors voted to increase the annual common stock dividend by $0.01 per share, resulting in a quarterly dividend rate of $0.1525 per share. The dividend is payable May 15, 2009 to shareholders of record on May 1, 2009. Based on the closing stock price on April 15, 2009, the dividend yield on People’s United Financial common stock is 3.5 percent.

First quarter 2009 earnings reflect expected margin pressure associated with the historically low interest rate environment and reduced fee income stemming from continued uncertainty in the equity markets and broader economic weakness. For the first quarter of 2009, return on average tangible assets was 0.57 percent and return on average tangible stockholders’ equity was 2.9 percent, compared to 0.31 percent and 1.6 percent, respectively, for the first quarter of 2008. At March 31, 2009, People’s United Financial’s tangible equity ratio was 19.0 percent.

President and Chief Executive Officer, Philip R. Sherringham stated, “Our performance in the first quarter of 2009 continues to reflect the difficult economic environment, specifically as it relates to the current level of interest rates and our asset-sensitive balance sheet. However, the key elements of our financial position – strong asset quality, predicated on conservative underwriting standards, and prudent management of our excess capital – have served us well in these challenging times. Modest levels of net loan charge-offs and year-over-year double-digit growth in our core lending businesses continue to differentiate us from most in the banking sector. Despite an increase in non-performing assets during the quarter as the economy continued to deteriorate, we expect that any potential losses attributable to those assets will be limited.”

— more —

People’s United Financial, Inc. Reports 1Q Earnings

Sherringham continued, “While we are well-positioned to benefit from future increases in interest rates given our asset-sensitive balance sheet, the current rate environment continues to pressure our net interest margin. Our strategic focus remains on expansion through acquisitions even as we continue to pursue organic growth throughout our franchise. The strength of our capital and liquidity, asset quality and earnings, as well as the fact that our balance sheet continues to be funded almost entirely by deposits and stockholders’ equity, are hallmarks that set us apart from most in the industry.”

Commenting on acquisitions, Sherringham added, “We continue to weigh all of our options in determining the most attractive use of our capital as a means of delivering long-term shareholder value. As we have said previously, we still feel it is best to exercise patience as we work toward identifying and executing an acquisition that will enhance the long-term profitability of the company. In addition, our dividend continues to be an appropriate avenue to enhance shareholder returns; in fact, our strong capital position afforded us the ability to increase it for the 17th consecutive year.”

“Key drivers of the company’s performance this quarter were healthy loan growth across our core lending businesses and continued low levels of net loan charge-offs, somewhat offset by continued margin pressure and lower fee income,” said Paul D. Burner, Senior Executive Vice President and Chief Financial Officer. “Average commercial banking loans, excluding shared national credits, increased $220 million, or 11 percent annualized, while our home equity loan portfolio increased $71 million, or 15 percent annualized, from the fourth quarter of 2008. As expected, the net interest margin decreased from the fourth quarter of 2008 due to the decline in interest rates.”

Commenting on asset quality, Burner stated, “A single shared national credit accounted for $16 million, or 38 percent, of the increase in our non-performing loans this quarter. Another 43 percent of the increase was attributable to residential mortgage loans, which is a reflection of higher levels of unemployment across our franchise. Notwithstanding the increase in non-performing assets, our continued low level of net loan charge-offs in this current economic environment is a testament to our disciplined underwriting standards.”

First quarter net loan charge-offs totaled $6.4 million compared to $5.7 million in the fourth quarter of 2008. Net loan charge-offs as a percent of average loans on an annualized basis were 0.18 percent in the first quarter of 2009 compared to 0.16 percent in the prior year’s fourth quarter. The provision for loan losses in the first quarter of 2009 reflects a $1.5 million increase in the allowance for loan losses to $159.0 million at March 31, 2009.

— more —

People’s United Financial, Inc. Reports 1Q Earnings

At March 31, 2009, non-performing loans totaled $126.1 million and the ratio of non-performing loans to total loans was 0.86 percent, compared to $84.3 million and 0.58 percent, respectively, at December 31, 2008. Non-performing assets totaled $142.0 million at March 31, 2009, a $48.3 million increase from December 31, 2008. Non-performing assets equaled 0.97 percent of total loans, REO and repossessed assets at March 31, 2009 compared to 0.64 percent at December 31, 2008. At March 31, 2009, the allowance for loan losses as a percentage of total loans was 1.09 percent and as a percentage of non-performing loans was 126 percent, compared to 1.08 percent and 187 percent, respectively, at December 31, 2008.

Conference Call

On April 17, 2009, at 11 a.m., Eastern Time, People’s United Financial will host a conference call to discuss this earnings announcement. The call may be heard through www.peoples.com by selecting “Investor Relations” in the “About People’s” section on the home page, and then selecting “Conference Calls” in the “News and Events” section. Additional materials relating to the call may also be accessed at People’s United Bank’s web site. The call will be archived on the web site and available for approximately 90 days.

Selected Financial Terms

In addition to evaluating People’s United Financial’s results of operations in accordance with generally accepted accounting principles (“GAAP”), management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio. Management believes this non-GAAP financial measure provides information useful to investors in understanding People’s United Financial’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance specifically as it relates to non-interest expense control.

The efficiency ratio, which represents an approximate measure of the cost required by People’s United Financial to generate a dollar of revenue, is the ratio of total non-interest expense (excluding goodwill impairment charges, amortization of acquisition-related intangibles and fair value adjustments, losses on real estate assets and nonrecurring expenses) to net interest income on a fully taxable equivalent basis (excluding fair value adjustments) plus total non-interest income (including the fully taxable equivalent adjustment on bank-owned life insurance income, and excluding gains and losses on sales of assets, other than residential mortgage loans, and nonrecurring income). People’s United Financial generally considers an item of income or expense to be nonrecurring if it is not similar to an item of income or expense of a type incurred within the last two years and is not similar to an item of income or expense of a type reasonably expected to be incurred within the following two years.

— more —

People’s United Financial, Inc. Reports 1Q Earnings

1Q 2009 Financial Highlights

Summary

•	Net income totaled $26.7 million, or $0.08 per share.

•	Net interest income on a fully taxable equivalent basis totaled $143.7 million.

•	Net interest margin decreased 30 basis points from 4Q08 to 3.25%.

•	Average investments, excluding mortgage-backed securities, totaled $2.5 billion, or 14% of average earning assets, and yielded 0.78% in 1Q09.

•	Provision for loan losses totaled $7.9 million.

•	Net loan charge-offs totaled $6.4 million in 1Q09 compared to $5.7 million in 4Q08.

•	The allowance for loan losses was increased by $1.5 million in 1Q09 from 4Q08 levels.

•	Non-interest income totaled $72.2 million.

•	Security gains in 1Q09 reflect the sale of the Bank’s entire holdings of Visa, Inc. Class B shares ($5.6 million).

•	Non-interest expense totaled $167.6 million.

•	Other non-interest expense includes one-time charges totaling $4.4 million.

•	Effective income tax rate was 32.5%.

Commercial Banking

•	Average commercial banking loans, excluding shared national credits, increased $220 million, or 11% annualized, from 4Q08 to $8.6 billion.

•	Non-performing commercial banking assets totaled $89.9 million, a $27.0 million increase from December 31, 2008.

•	The ratio of non-performing commercial banking loans to total commercial banking loans was 0.85% at March 31, 2009 compared to 0.62% at December 31, 2008.

•	Net loan charge-offs totaled $3.7 million, or 0.16% annualized, of average commercial banking loans in 1Q09, compared to $3.2 million, or 0.14% annualized, in 4Q08.

Retail & Small Business Banking

•	Average residential mortgage loans totaled $3.1 billion, a $70 million decrease from 4Q08, reflecting People’s United Financial’s strategy to sell essentially all newly-originated loans.

•	Average home equity loans increased $71 million, or 15% annualized, from 4Q08 to $2.0 billion.

•	Average indirect auto loans totaled $0.2 billion, unchanged from 4Q08.

•	Home equity net loan charge-offs totaled $0.6 million, or 0.13% annualized, of average home equity loans.

•	Indirect auto net loan charge-offs totaled $1.0 million, or 1.65% annualized, of average indirect auto loans.

Wealth Management

•	Wealth Management income declined $1.0 million from 4Q08, primarily reflecting market weakness and the economic environment.

•	Assets under custody and management, which are not reported as assets of People’s United Financial, totaled $9.5 billion at March 31, 2009.

— more —

People’s United Financial, Inc. Reports 1Q Earnings

People’s United Financial, a diversified financial services company with $20 billion in assets, provides commercial banking, retail and small business banking, and wealth management services through a network of more than 300 branches in Connecticut, Vermont, New Hampshire, Maine, Massachusetts and New York. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

###

Certain statements contained in this release are forward-looking in nature. These include all statements about People’s United Financial’s plans, objectives, expectations and other statements that are not historical facts, and usually use words such as “expect,” “anticipate,” “believe” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause People’s United Financial’s actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to People’s United Financial include, but are not limited to: (1) changes in general, national or regional economic conditions; (2) changes in interest rates; (3) changes in loan default and charge-off rates; (4) changes in deposit levels; (5) changes in levels of income and expense in non-interest income and expense related activities; (6) residential mortgage and secondary market activity; (7) changes in accounting and regulatory guidance applicable to banks; (8) price levels and conditions in the public securities markets generally; (9) competition and its effect on pricing, spending, third-party relationships and revenues; and (10) the successful completion of the integration of Chittenden Corporation. People’s United Financial does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Access Information About People’s United Financial on the World Wide Web at www.peoples.com.

People’s United Financial, Inc.

FINANCIAL HIGHLIGHTS

	Three Months Ended
(dollars in millions, except per share data)	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008
Operating Data:
Net interest income	$142.8	$153.3	$159.8	$157.0	$166.3
Provision for loan losses (1)	7.9	8.7	6.8	2.4	8.3
Non-interest income	72.2	73.7	74.2	73.4	82.3
Non-interest expense (2)	167.6	165.5	158.7	162.9	219.2
Income before income tax expense	39.5	52.8	68.5	65.1	21.1
Net income	26.7	35.4	46.0	43.0	15.1

Selected Statistical Data:
Net interest margin (3)	3.25%	3.55%	3.71%	3.56%	3.67%
Return on average assets (3)	0.53	0.71	0.92	0.84	0.29
Return on average tangible assets (3)	0.57	0.76	0.99	0.91	0.31
Return on average stockholders’ equity (3)	2.1	2.7	3.5	3.3	1.2
Return on average tangible stockholders’ equity (3)	2.9	3.8	5.0	4.7	1.6
Efficiency ratio	73.4	69.0	64.9	66.3	65.0

Per Common Share Data:
Diluted earnings per share	$0.08	$0.11	$0.14	$0.13	$0.05
Dividends paid per share	0.15	0.15	0.15	0.15	0.13
Dividend payout ratio	188.4%	141.8%	108.7%	116.1%	293.0%
Book value (end of period)	$15.39	$15.45	$15.65	$15.63	$15.70
Tangible book value (end of period)	10.83	10.87	11.06	11.00	11.08
Stock price:
High	18.18	20.15	21.76	18.52	18.25
Low	15.61	14.75	13.92	15.52	14.29
Close (end of period)	17.97	17.83	19.25	15.60	17.31
Average diluted common shares outstanding (in millions)	332.78	332.33	331.32	330.19	329.20

(1)	Includes a $4.5 million provision for the three months ended March 31, 2008 to align allowance for loan losses methodologies across the combined organization following the acquisition of Chittenden Corporation.
(2)	Includes merger-related expenses of $36.5 million and other one-time charges of $14.8 million for the three months ended March 31, 2008.
(3)	Annualized.

People’s United Financial, Inc.

FINANCIAL HIGHLIGHTS - Continued

	As of and for the Three Months Ended
(dollars in millions)	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008
Financial Condition Data:
General:
Total assets	$20,681	$20,168	$20,042	$20,392	$21,107
Loans	14,648	14,566	14,331	14,366	14,492
Short-term investments (1)	2,756	1,139	2,534	2,265	2,756
Securities	806	1,902	428	866	976
Allowance for loan losses	159	158	155	152	152
Goodwill and other acquisition-related intangibles	1,531	1,536	1,537	1,541	1,536
Deposits	14,846	14,269	14,152	14,532	15,160
Borrowings	185	188	152	144	148
Subordinated notes	181	181	180	180	180
Stockholders’ equity	5,160	5,176	5,239	5,211	5,219
Non-performing assets	142	94	91	86	67
Net loan charge-offs	6.4	5.7	4.0	2.4	2.8

Average Balances:
Loans	$14,603	$14,371	$14,310	$14,425	$14,537
Short-term investments (1)	1,824	1,610	2,325	2,433	2,666
Securities	1,275	1,393	715	907	1,020
Total earning assets	17,702	17,374	17,350	17,765	18,223
Total assets	20,258	20,057	20,057	20,492	20,893
Deposits	14,346	14,117	14,193	14,613	14,952
Total funding liabilities	14,721	14,479	14,520	14,939	15,296
Stockholders’ equity	5,164	5,230	5,204	5,202	5,214

Ratios:
Net loan charge-offs to average loans (annualized)	0.18%	0.16%	0.11%	0.07%	0.08%
Non-performing assets to total loans,
REO and repossessed assets	0.97	0.64	0.64	0.60	0.46
Allowance for loan losses to non-performing loans	126.1	186.8	181.6	182.6	244.3
Allowance for loan losses to total loans	1.09	1.08	1.08	1.06	1.05
Average stockholders’ equity to average total assets	25.5	26.1	25.9	25.4	25.0
Stockholders’ equity to total assets	25.0	25.7	26.1	25.6	24.7
Tangible stockholders’ equity to tangible assets	19.0	19.5	20.0	19.5	18.8
Total risk-based capital (2)	13.4	13.4	16.2	17.8	24.7

(1)	Includes securities purchased under agreements to resell.
(2)	Total risk-based capital ratios are for People’s United Bank and, as such, do not reflect the additional capital residing at People’s United Financial, Inc. People’s United Bank’s March 31, 2009 total risk-based capital ratio is preliminary.

People’s United Financial, Inc.

CONSOLIDATED STATEMENTS OF CONDITION

(in millions)	March 31, 2009	Dec. 31, 2008	March 31, 2008
Assets
Cash and due from banks	$311.2	$345.1	$522.3
Short-term investments	2,755.7	1,138.8	2,385.7

Total cash and cash equivalents	3,066.9	1,483.9	2,908.0

Securities:
Trading account securities, at fair value	16.3	21.4	24.9
Securities available for sale, at fair value	757.5	1,848.3	918.7
Securities held to maturity, at amortized cost	0.8	0.9	1.4
Federal Home Loan Bank stock, at cost	31.1	31.1	31.1

Total securities	805.7	1,901.7	976.1

Securities purchased under agreements to resell	—	—	370.0

Loans:
Commercial real estate	5,086.7	4,967.3	4,766.8
Commercial	4,239.2	4,226.4	3,977.4
Residential mortgage	3,060.9	3,144.6	3,779.0
Consumer	2,261.0	2,227.4	1,968.8

Total loans	14,647.8	14,565.7	14,492.0
Less allowance for loan losses	(159.0)	(157.5)	(151.7)

Total loans, net	14,488.8	14,408.2	14,340.3

Goodwill and other acquisition-related intangibles	1,530.6	1,535.8	1,535.9
Premises and equipment	260.4	262.4	269.1
Bank-owned life insurance	230.3	228.6	227.2
Other assets	298.4	347.1	480.1

Total assets	$20,681.1	$20,167.7	$21,106.7

Liabilities
Deposits:
Non-interest-bearing	$3,238.0	$3,173.4	$3,278.8
Savings, interest-bearing checking and money market	6,553.0	6,214.7	6,444.2
Time	5,054.7	4,881.3	5,436.8

Total deposits	14,845.7	14,269.4	15,159.8

Borrowings:
Repurchase agreements	170.5	156.7	111.2
Federal Home Loan Bank advances	14.8	15.1	17.1
Other	—	16.1	20.0

Total borrowings	185.3	187.9	148.3

Subordinated notes	180.8	180.5	179.5
Other liabilities	308.9	354.4	400.5

Total liabilities	15,520.7	14,992.2	15,888.1

Stockholders’ Equity
Common stock ($0.01 par value; 1.95 billion shares authorized; 348.3 million shares, 347.9 million shares and 345.7 million shares issued)	3.5	3.5	3.5
Additional paid-in capital	4,493.9	4,485.1	4,436.1
Retained earnings	998.8	1,022.6	1,049.0
Treasury stock, at cost (3.3 million shares, 3.2 million shares and 3.2 million shares)	(60.5)	(57.9)	(58.2)
Accumulated other comprehensive loss	(74.7)	(75.4)	(4.0)
Unallocated common stock of Employee Stock Ownership Plan	(200.6)	(202.4)	(207.8)

Total stockholders’ equity	5,160.4	5,175.5	5,218.6

Total liabilities and stockholders’ equity	$20,681.1	$20,167.7	$21,106.7

People’s United Financial, Inc.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(in millions, except per share data)	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008
Interest and dividend income:
Commercial real estate	$68.7	$73.7	$75.2	$74.5	$78.0
Commercial	50.9	55.1	56.8	57.1	60.8
Residential mortgage	40.7	43.2	45.4	48.4	52.9
Consumer	23.9	25.8	27.2	26.8	31.1

Total interest on loans	184.2	197.8	204.6	206.8	222.8
Securities	9.3	8.5	4.8	7.4	10.1
Short-term investments	1.7	6.1	12.5	9.4	18.9
Securities purchased under agreements to resell	—	—	0.5	3.9	3.1

Total interest and dividend income	195.2	212.4	222.4	227.5	254.9

Interest expense:
Deposits	48.2	54.6	58.0	65.8	83.7
Borrowings	0.4	0.7	0.8	0.9	1.1
Subordinated notes	3.8	3.8	3.8	3.8	3.8

Total interest expense	52.4	59.1	62.6	70.5	88.6

Net interest income	142.8	153.3	159.8	157.0	166.3
Provision for loan losses	7.9	8.7	6.8	2.4	8.3

Net interest income after provision for loan losses	134.9	144.6	153.0	154.6	158.0

Non-interest income:
Investment management fees	7.5	9.6	8.9	9.5	8.8
Insurance revenue	8.3	7.3	8.8	8.1	9.1
Brokerage commissions	3.3	3.2	4.1	4.2	4.5

Total wealth management income	19.1	20.1	21.8	21.8	22.4

Bank service charges	30.4	31.5	33.1	32.4	30.7
Merchant services income	5.8	6.6	7.5	7.1	6.4
Bank-owned life insurance	1.6	1.5	2.1	1.7	3.0
Net security gains (losses)	5.4	0.2	(0.2)	(0.2)	8.5
Net gains on sales of residential mortgage loans	1.9	0.8	1.5	2.2	2.0
Other non-interest income	8.0	13.0	8.4	8.4	9.3

Total non-interest income	72.2	73.7	74.2	73.4	82.3

Non-interest expense:
Compensation and benefits	88.7	83.2	85.6	86.7	89.1
Occupancy and equipment	28.0	26.5	26.1	26.1	31.6
Professional and outside service fees	10.7	12.8	11.9	11.8	11.5
Amortization of other acquisition-related intangibles	5.2	5.5	5.3	5.3	5.2
Merchant services expense	4.9	5.6	6.8	5.9	5.6
Merger-related expenses	—	—	—	—	36.5
Other non-interest expense	30.1	31.9	23.0	27.1	39.7

Total non-interest expense	167.6	165.5	158.7	162.9	219.2

Income before income tax expense	39.5	52.8	68.5	65.1	21.1
Income tax expense	12.8	17.4	22.5	22.1	6.0

Net income	$26.7	$35.4	$46.0	$43.0	$15.1

Diluted earnings per common share	$0.08	$0.11	$0.14	$0.13	$0.05

People’s United Financial, Inc.

AVERAGE BALANCE SHEET, INTEREST AND YIELD/RATE ANALYSIS (1)

	March 31, 2009			December 31, 2008			March 31, 2008
Three months ended (dollars in millions)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Short-term investments	$1,824.3	$1.7	0.37%	$1,610.0	$6.1	1.52%	$2,279.1	$18.9	3.31%
Securities purchased under agreements to resell	—	—	—	—	—	—	387.4	3.1	3.25
Securities (2)	1,274.7	9.3	2.94	1,393.1	8.5	2.43	1,019.9	10.1	3.97
Loans:
Commercial real estate	5,020.5	68.7	5.47	4,897.3	73.7	6.02	4,749.4	78.0	6.57
Commercial	4,210.3	51.8	4.93	4,105.9	56.1	5.47	3,901.3	61.8	6.34
Residential mortgage	3,119.4	40.7	5.22	3,189.7	43.2	5.42	3,905.4	52.9	5.42
Consumer	2,252.7	23.9	4.24	2,177.6	25.8	4.73	1,980.6	31.1	6.28

Total loans	14,602.9	185.1	5.07	14,370.5	198.8	5.53	14,536.7	223.8	6.16

Total earning assets	17,701.9	$196.1	4.43%	17,373.6	$213.4	4.91%	18,223.1	$255.9	5.62%

Other assets	2,555.6			2,682.9			2,670.1

Total assets	$20,257.5			$20,056.5			$20,893.2

Liabilities and stockholders’ equity:
Deposits:
Non-interest-bearing	$3,106.1	$—	—%	$3,096.1	$—	—%	$3,145.9	$—	—%
Savings, interest-bearing checking and money market	6,288.2	12.6	0.80	6,143.6	16.6	1.08	6,282.8	24.7	1.58
Time	4,951.6	35.6	2.88	4,877.1	38.0	3.11	5,523.2	59.0	4.27

Total deposits	14,345.9	48.2	1.34	14,116.8	54.6	1.55	14,951.9	83.7	2.24

Borrowings:
Repurchase agreements	171.1	0.2	0.46	151.1	0.4	1.11	116.3	0.8	2.60
Federal Home Loan Bank advances	14.9	0.2	5.26	15.1	0.2	5.32	18.4	0.2	4.84
Other	8.7	—	1.94	15.8	0.1	2.93	23.3	0.1	1.67

Total borrowings	194.7	0.4	0.89	182.0	0.7	1.62	158.0	1.1	2.73

Subordinated notes	180.7	3.8	8.37	180.3	3.8	8.39	185.8	3.8	8.14

Total funding liabilities	14,721.3	$52.4	1.42%	14,479.1	$59.1	1.63%	15,295.7	$88.6	2.32%

Other liabilities	372.6			347.5			383.2

Total liabilities	15,093.9			14,826.6			15,678.9
Stockholders’ equity	5,163.6			5,229.9			5,214.3

Total liabilities and stockholders’ equity	$20,257.5			$20,056.5			$20,893.2

Net interest income/spread (3)		$143.7	3.01%		$154.3	3.28%		$167.3	3.30%

Net interest margin			3.25%			3.55%			3.67%

(1)	Average yields earned and rates paid are annualized.
(2)	Average balances and yields for securities available for sale are based on amortized cost.
(3)	The FTE adjustment was $0.9 million, $1.0 million and $1.0 million for the three months ended March 31, 2009, December 31, 2008 and March 31, 2008, respectively.

People’s United Financial, Inc.

NON-PERFORMING ASSETS

(dollars in millions)	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008
Non-accrual loans:
Commercial real estate	$53.8	$29.8	$29.9	$31.9	$27.8
Residential mortgage	42.3	24.2	21.1	18.3	15.0
Commercial	16.3	21.1	23.9	23.4	12.8
PCLC	9.0	5.8	6.9	6.4	2.7
Consumer	4.6	3.3	3.2	3.1	3.8
Indirect auto	0.1	0.1	0.1	—	—

Total non-accrual loans (1)	126.1	84.3	85.1	83.1	62.1
Real estate owned (“REO”) and repossessed assets, net	15.9	9.4	6.3	3.3	4.9

Total non-performing assets	$142.0	$93.7	$91.4	$86.4	$67.0

Non-performing loans as a percentage of total loans	0.86%	0.58%	0.59%	0.58%	0.43%
Non-performing assets as a percentage of:
Total loans, REO and repossessed assets	0.97	0.64	0.64	0.60	0.46
Stockholders’ equity and allowance for loan losses	2.67	1.76	1.70	1.61	1.25

(1)	Reported net of government guarantees totaling $7.1 million at March 31, 2009, $6.5 million at December 31, 2008, $6.4 million at September 30, 2008, $6.6 million at June 30, 2008 and $5.0 million at March 31, 2008.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

	Three Months Ended
(dollars in millions)	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008
Balance at beginning of period	$157.5	$154.5	$151.7	$151.7	$72.7
Charge-offs	(6.9)	(6.9)	(5.0)	(3.6)	(3.7)
Recoveries	0.5	1.2	1.0	1.2	0.9

Net loan charge-offs	(6.4)	(5.7)	(4.0)	(2.4)	(2.8)
Provision for loan losses	7.9	8.7	6.8	2.4	8.3
Allowance recorded in the Chittenden acquisition	—	—	—	—	73.5

Balance at end of period	$159.0	$157.5	$154.5	$151.7	$151.7

Allowance for loan losses as a percentage of:
Total loans	1.09%	1.08%	1.08%	1.06%	1.05%
Non-performing loans	126.1	186.8	181.6	182.6	244.3

NET LOAN CHARGE-OFFS (RECOVERIES)

	Three Months Ended
(dollars in millions)	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008
Commercial	$1.9	$1.2	$1.1	$0.8	$1.2
Consumer	1.2	0.9	0.6	0.7	0.6
Commercial real estate	1.0	1.5	1.2	0.5	—
Indirect auto	1.0	0.8	0.8	0.3	0.4
PCLC	0.8	0.5	0.2	0.1	0.4
Residential mortgage	0.5	0.8	0.1	—	0.2

Total	$6.4	$5.7	$4.0	$2.4	$2.8

Net loan charge-offs to average loans (annualized)	0.18%	0.16%	0.11%	0.07%	0.08%